Exhibit 99.1

FOR IMMEDIATE RELEASE

ADA-ES ANNOUNCES EXERCISE OF OVER-ALLOTMENT OPTION

LITTLETON, CO – November 23, 2011 – ADA-ES, Inc. (NASDAQ: ADES) (“ADA”) today announced that the underwriters of its previously announced public offering of common stock have exercised in full their option to purchase an additional 300,000 shares of ADA common stock for additional net proceeds of approximately $4.3 million. As a result, ADA has issued a total of 2.3 million shares of common stock in connection with this public offering, generating total net proceeds of approximately $32.7 million.

Lazard Capital Markets LLC acted as the sole book-running manager, Robert W. Baird & Co. Incorporated was the co-lead manager, and JMP Securities LLC was the co-manager of the offering.

A shelf registration statement relating to the above-described securities was previously filed and declared effective by the Securities and Exchange Commission. A final prospectus supplement related to the offering was filed with the Securities and Exchange Commission on October 25, 2011. The securities were offered only by means of a prospectus, including a prospectus supplement, forming a part of the effective registration statement. Copies of the base prospectus, the preliminary prospectus supplement and the final prospectus supplement relating to this offering may be obtained from the Securities and Exchange Commission’s website at http://www.sec.gov or Lazard Capital Markets LLC, 30 Rockefeller Plaza, 60th Floor, New York, NY 10020 or via telephone at (800) 542-0970 or Robert W. Baird, Attn: Syndicate Department, 555 California Street, Suite 4900, San Francisco, CA 94104 or via telephone at (415) 627-3270.

This press release does not constitute an offer to sell or the solicitation of offers to buy any securities of ADA, and shall not constitute an offer, solicitation or sale of any security in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

ABOUT ADA-ES

ADA-ES is a leader in clean coal technology and the associated specialty chemicals, serving the coal-fueled power plant industry. Our proprietary environmental technologies and specialty chemicals enable power plants to enhance existing air pollution control equipment, minimize mercury, CO2 and other emissions, maximize capacity, and improve operating efficiencies, to meet the challenges of existing and pending emission control regulations.

With respect to mercury emissions:

•	We supply activated carbon (“AC”) injection systems, mercury measurement instrumentation, and related services.

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Under an exclusive development and licensing agreement with Arch Coal, we are developing and commercializing an enhanced Powder River Basin (“PRB”) coal with reduced emissions of mercury and other metals.

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Through our consolidated subsidiary, Clean Coal Solutions, LLC (“CCS”), we provide our patented refined coal technology, CyClean, to enhance combustion of and reduce emissions from burning PRB coals in cyclone boilers and expect to provide our patent pending refined coal technology M-45 which both reduce emissions of NOx and mercury in coal fired boilers.

In addition, we are developing CO2 emissions technologies under projects funded by the U.S. Department of Energy (“DOE”) and industry participants.

Contacts:
ADA-ES, Inc.	Investor Relations Counsel
Michael D. Durham, Ph.D., MBA, President & CEO	The Equity Group Inc.
Mark H. McKinnies, CFO	www.theequitygroup.com
(303) 734-1727	Devin Sullivan
www.adaes.com	(212) 836-9608
DSullivan@equityny.com